Exhibit 10.1

EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (the “Agreement”) is made and entered into as of November 14, 2011, by and between Dollar Financial Group, Inc., a New York corporation (together with its successors and assigns), which is a wholly owned subsidiary of DFC Global Corp., (collectively referred to herein as “Company”) and Kenneth Schwenke (the “Executive”).

WHEREAS, the Company desires to employ the Executive, and the Executive desires to accept employment by the Company upon the terms and conditions hereinafter set forth.

NOW, THEREFORE, in consideration of the premises and the mutual covenants hereinafter set forth, and intending to be legally bound hereby, the parties hereby agree as follows:

1. Representations and Warranties. The Executive represents and warrants to the Company that the Executive is not bound by any restrictive covenants and has no prior or other obligations or commitments of any kind that would in any way prevent, restrict, hinder or interfere with the Executive’s acceptance of continued employment or the performance of all duties and services hereunder to the fullest extent of the Executive’s ability and knowledge. The Executive agrees to indemnify and hold harmless the Company for any liability the Company may incur as the result of the existence of any such covenants, obligations or commitments.

2. Term of Employment. The Company will continue to employ the Executive and the Executive accepts continued employment by the Company on the terms and conditions herein contained for a period (the “Employment Period”) provided in Section 5 (if the Executive is employed by any subsidiary of the Company under the terms of this Agreement, whether or not he is also employed by the Company, any reference in this Agreement to the Executive’s employment by the Company shall be deemed to include his employment by a subsidiary of the Company).

3. Duties and Functions.

(a) (1) The Executive shall be employed as President of the Company and shall oversee, direct and manage the Company’s strategy and development process (in coordination with the Company’s senior leadership and the Board of Directors of DFC Global Corp. (the “Board”)), the marketing, technology and corporate support functions, and new and emerging business categories. The Executive will report directly to the Chief Executive Officer of DFC Global Corp.

(2) The Executive’s duties and responsibilities may encompass different or additional duties as may, from time to time, be assigned by the Chief Executive Officer or the Board, and the duties and responsibilities undertaken by the Executive may be altered or modified from time to time by the Chief Executive Officer or the Board. The Executive agrees to abide by the rules, regulations, instructions, personnel practices and policies of the Company and any change thereof which may be adopted at any time by the Company.

(b) During the Employment Period, the Executive will devote his full time and efforts to the business of the Company and will not engage in consulting work or any trade or business for his own account or for or on behalf of any other person, firm or corporation that competes, conflicts or interferes with the performance of his duties hereunder in any way. The Executive may engage in philanthropic or other charitable activities as well as serve as an officer or board member for business investments that do not conflict or compete with the Company’s business activities for reasonable periods of time each month so long as such activities do not interfere with the Executive’s responsibilities under this Agreement.

4. Compensation.

(a) Base Salary. As compensation for his services hereunder, during the Executive’s employment as President, the Company agrees to pay the Executive a base salary at the rate of not less than Five Hundred and Fifty Thousand Dollars ($550,000) per annum (as adjusted, the “Base Salary”), payable in accordance with the Company’s normal payroll schedule, or on such other periodic basis as may be mutually agreed upon. The Company may withhold from any amounts payable under this Agreement such federal, state or local taxes as shall be required to be withheld pursuant to any applicable law or regulation.

The Executive’s salary shall be subject to annual review and increase (but not decrease), based on corporate policy and contributions made by the Executive to the enterprise. To the extent approved by the Board, increases will be deemed to take effect as of July 1 of each year (and shall be retroactive to that date, as necessary under the circumstances in a given year).

(b) Annual Bonus. The Executive will be eligible to receive an annual cash bonus award (the “Annual Bonus”) with a target bonus of 90% of the Executive’s Base Salary (as defined herein) in effect at the time such award is determined, but not to exceed 180% of the Executive’s Base Salary, with such leverage curve and metrics determined by the Human Resources and Compensation Committee of the Board of Directors of DFC Global Corp. (the “Compensation Committee”) and as applicable to other similarly situated senior executives of the Company. Said bonus is not guaranteed and is contingent upon the Executive and the Company achieving business unit and corporate goals as set by the Board or Compensation Committee. The Annual Bonus shall be confirmed by the Board or Compensation Committee and, to the extent a bonus is awarded, it shall be paid subsequent to the conclusion of the Company’s annual audit, with a target payment date of seventy five (75) days following the close of the relevant fiscal year of the Company but, in any event, any such bonus will be paid for a given fiscal year within one hundred and twenty (120) days of the closing of the fiscal year. The Annual Bonus shall be prorated for the fiscal year ending June 30, 2012 based on the date the Executive’s employment with the Company begins.

(c) Signing Bonus. On each of December 15, 2011, December 15, 2012 and December 15, 2013, the Executive shall earn a bonus of $50,000, subject to the Executive remaining continuously employed with the Company through the applicable date, which amount shall be paid on the first payroll date occurring after the date the bonus is earned.

(d) Long Term Incentive Compensation.

(i) Within 30 days after the date of this Agreement, the Executive shall receive an award with respect to the Company’s fiscal year ending June 30, 2012 and pursuant to the Company’s Long Term Incentive Plan (“LTIP”) which shall have an annualized aggregate grant date value (as determined by the Compensation Committee in its sole discretion, in accordance with Generally Accepted Accounting Principles) of $750,000 (the “2012 Award”). The 2012 Award shall consist of non-qualified stock options having a grant date value of $300,000, restricted stock units having a grant date value of $300,000, and $150,000 in cash, in each case as determined by the Compensation Committee in its sole discretion and in accordance with Generally Accepted Accounting Principles. Restricted stock units and non-qualified stock options granted pursuant to the 2012 Award shall vest ratably on a quarterly basis over a three-year period beginning January 1, 2012 (with the first installment vesting March 31, 2012), subject to the Executive remaining continuously employed with the Company through the applicable vesting dates. Cash awards granted pursuant to the 2012 Award shall vest ratably on an annual basis over a three-year period, with one-third of such award vesting on each of June 30, 2012, June 30, 2013 and June 30, 2014, subject to the satisfaction of the applicable performance conditions established by the Compensation Committee, and further subject to the Executive remaining continuously employed with the Company through the applicable vesting date.

(ii) The Executive shall be eligible to receive additional awards under the LTIP with respect to the fiscal year ending June 30, 2013 and subsequent fiscal years, with such awards having an annualized aggregate grant date value (as determined by the Compensation Committee in its sole discretion, in accordance with Generally Accepted Accounting Principles) of at least $750,000. Such awards shall consist of cash, stock options, restricted stock units and/or any other equity award, or combination thereof, and shall have vesting conditions, in each case as determined by the Compensation Committee. The terms and conditions governing any award under the LTIP shall be governed by the LTIP and the applicable award agreements and, with respect to equity awards, shall be subject to the terms and conditions of DFC’s 2007 Equity Incentive Plan or any other applicable equity incentive plan established by the Company.

(e) Deferred Compensation. The Executive shall be eligible to participate in the DFC Global Corp. Deferred Compensation Plan, as in effect from time to time, to the same extent as other comparable senior executives of the Company.

(f) Other Expenses. In addition to the compensation provided for above, the Company agrees to pay or to reimburse the Executive during his employment for all reasonable, ordinary and necessary, properly vouchered, business or entertainment expenses incurred in the performance of his services hereunder in accordance with Company policy in effect from time to time.

(g) Vacation. The Executive shall be allowed four (4) weeks of paid vacation during each calendar year. To the extent that the Executive is unable to use his accrued vacation leave in a given calendar year, he shall be permitted to carry over his paid vacation leave and use it in subsequent years, and shall not forfeit his accrued vacation leave.

(h) Car Lease/Allowance Agreement. During the Term, the Executive shall be entitled to a leased car provided to him at the Company’s expense, provided that the monthly lease payment shall not exceed $2,000. The Company shall also cover reasonable upkeep, repairs, insurance, mileage overages, fuel and maintenance for the leased car, up to an annual amount as may be established from time to time by the Company. During his employment under this Agreement, the Executive shall be entitled to a new car lease no less than every three years. Alternatively, the Executive may elect to receive a car allowance of $2,000 per month and, in addition, the Company shall also pay for reasonable upkeep, repairs, insurance, fuel and maintenance for the respective car, up to an annual amount as may be established from time to time by the Company.

(i) Fringe Benefits. In addition to his compensation provided by the foregoing, the Executive shall be entitled to the benefits available generally to Company executives and employees pursuant to Company programs, including, by way of illustration, personal leave, paid holidays, sick leave, profit-sharing, 401(k) plan, deferred compensation plan, retirement, disability, dental, vision, group sickness, accident, life or health insurance programs of the Company which may now or, if not terminated, shall hereafter be in effect, or in any other or additional such programs which may be established by the Company, as and to the extent any such programs are or may from time to time be in effect, as determined by the Company and the terms hereof, subject to the applicable terms and conditions of the benefit plans in effect at that time. Nothing herein shall affect the Company’s ability to modify, alter, terminate or otherwise change any benefit plan it has in effect at any given time, to the extent permitted by law. Notwithstanding anything herein to the contrary or otherwise, except to the extent any expense, reimbursement or in-kind benefit provided pursuant to Sections 4(f) and 4(h) and this Section 4(i) does not constitute a “deferral of compensation” within the meaning of Section 409A of the Internal Revenue Code of 1986, as amended from time to time, and its implementing regulations and guidance (“Section 409A”) (A) the amount of expenses eligible for reimbursement or in-kind benefits provided to the Executive during any calendar year will not affect the amount of expenses eligible for reimbursement or in-kind benefits provided to the Executive in any other calendar year, (B) the reimbursements for expenses for which the Executive is entitled to be reimbursed shall be made on or before the last day of the calendar year following the calendar year in which the applicable expense is incurred and (C) the right to payment or reimbursement or in-kind benefits hereunder may not be liquidated or exchanged for any other benefit.

(j) The Executive will be subject to any clawback policy reasonably developed by the Board or Compensation Committee that, upon the advice of outside counsel, is necessary to comply with applicable law.

5. Employment Period; Termination.

(a) Employment Period. Unless sooner terminated pursuant to this Section 5, the Employment Period shall commence on the date of this Agreement and shall continue thereafter until December 31, 2014 (the “Initial Term”). The Board may in its sole discretion elect to renew this Agreement for one or more additional one-year periods (each, a “Renewal

Term”), provided that the Board delivers to the Executive written notice of its election to renew at least 180 days prior to the expiration of the Initial Term or any Renewal Term, as applicable. The Initial Term and any Renewal Term are herein collectively referred to as the “Term.” For purposes of determining under Section 409A whether there has been a “separation from service” within the meaning of Treasury Regulation Section 1.409A-1(h) (or any successor regulation), the Executive shall be deemed to have incurred a separation from service if his employment has been terminated in accordance with Sections 5(b) through Section 5(h) hereof and he is performing less than 50% of the average level of bona fide services he was performing for the Company in the immediately preceding 36-month period (“Separation From Service”).

(b) Termination By Executive Without Good Reason. Notwithstanding the provisions of Section 5(a) above, the Executive may terminate the employment relationship at any time for any reason by giving the Company written notice at least thirty (30) days prior to the effective date of termination and such termination shall not be deemed to be a breach by the Executive of this Agreement. The Company, at its election, may (i) require the Executive to continue to perform his duties hereunder for the full thirty (30) day notice period, or (ii) terminate the Executive’s employment at any time during such thirty (30) day notice period, provided that any such termination shall not be deemed to be a termination of the Executive’s employment by the Company without Cause. Upon such termination, the Executive shall be entitled to: (i) any Base Salary and signing bonus payable pursuant to Section 4(c) earned or payable through the effective date of termination that remains unpaid and any accrued but unpaid vacation time, with any such amounts paid on the first regularly scheduled payroll date following the effective date of termination; (ii) any Annual Bonus payable pursuant to Section 4(b) with respect to any fiscal year which ended prior to the effective date of the Executive’s termination of employment, which remains unpaid, with such amount paid in the first regularly scheduled payroll date following the effective date of termination or, if later, at the same time the bonus would have been payable to the Executive under Section 4(b) hereof; (iii) any reimbursement or payment due to the Executive on or prior to the date of such termination which remains unpaid to the Executive pursuant to the terms of Sections 4(f), 4(g), 4(h) and/or 4(i), with any such payment being made promptly following the effective date of termination but in no event later than the date set forth in Section 4(i); (iv) any right, payment or benefit that accrued or became due to the Executive prior to the date of such termination which remains unpaid to the Executive under Section 4(d) (2012 Award), if any, or pursuant to any applicable plans, programs, policies or arrangements of the Company or any affiliate in which the Executive participated as of the effective date of termination, including, without limitation, any plans or agreements relating to the vested portion of any stock options, restricted stock or similar equity interests awarded to the Executive prior to the date of such termination, or the vested portion of any equity awards granted to the Executive prior to the date of such termination in connection with any long-term incentive program in which he has participated while serving as a director of the Company or while employed by the Company or any of its affiliates, excluding the 2012 Award (the “Equity Awards”), and (v) any right, payment or benefit due or that becomes payable under Section 5(i) (Section 280G of the Code), Section 19 (Indemnification) or Section 20 (Attorneys’ Fees and Expenses) (collectively “Accrued and Other Obligations”). In addition, any Equity Awards and options subject to the 2012 Award which are vested as of the effective date of termination shall not be forfeited and, if applicable, shall remain exercisable pursuant to their existing terms and conditions.

(c) Termination By Company For Cause. If the Executive’s employment is terminated for “Cause,” the Executive will not be entitled to and shall not receive any compensation or benefits of any type following the effective date of termination. As used in this Agreement, the term “Cause” shall include but not be limited to a termination for (i) a material breach of any promise or obligation imposed under this Agreement, including, without limitation, a refusal to substantially perform the Executive’s duties hereunder, except in the event that the Executive becomes permanently disabled as set forth in Section 5(e); (ii) material acts of embezzlement or misappropriation of funds, regardless of whether the embezzlement or misappropriation involves funds or assets of the Company or a third party; (iii) serious dereliction of fiduciary obligation; (iv) conviction of a felony, plea of guilty or nolo contendere to a felony charge or any criminal act involving moral turpitude; (v) a willful unauthorized disclosure of confidential information belonging to the Company, or entrusted to the Company by a client, customer, or other third party; (vi) an intentional violation of any material Company rule, regulation or policy; (vii) any willful act materially adverse to the interests of the Company or reasonably likely to result in material harm to the Company or to bring the Company into disrepute; (vii) engaging in behavior that would constitute grounds for liability for harassment (as proscribed by the U.S. Equal Employment Opportunity Commission Guidelines or any other applicable state or local regulatory body) or other egregious conduct that violates laws governing the workplace; provided, however, that “Cause” shall not be found to exist absent a unanimous vote of the non-interested members of the Board of Directors (for purposes of this Agreement, the term “non-interested members” shall be defined as all of the members of the Board at the relevant time, excluding the Executive), with the Executive being provided ten (10) days advance written notice of the meeting of the Board at which such a vote is scheduled to be taken, and the Executive and, at his election, counsel for the Executive being permitted to address the Board on the issue of any alleged “Cause” for termination at such meeting.

(d) Termination By Company Without Cause. Upon thirty (30) days written notice, the Company shall retain the right to terminate the Executive without Cause. If the Executive’s employment is terminated by the Company without Cause during the Term, the Executive shall be provided with the following severance package, contingent upon the terms set forth below:

(i) The Executive shall continue to receive an amount equivalent to his base salary for a period of twelve (12) months following the effective date of his Separation From Service (the “Severance Period”), said amounts to be paid to the Executive bi-weekly;

(ii) The Executive shall receive a payment for his Annual Bonus, which shall be calculated by averaging the amount of the Annual Bonuses received by the Executive for the prior two years (or, if termination occurs prior to the Executive’s receipt of two Annual Bonuses, payment shall equal his target Annual Bonus), and shall be paid out in equal monthly installments over the Severance Period;

(iii) During the Severance Period, the Company shall continue to contribute to the cost of the Executive’s health insurance coverage by contributing an amount equal to the amount paid by the Company towards the health insurance premiums of active Company employees towards the Executive’s COBRA premium, but only to the extent that the

Executive applies for and otherwise remains eligible for health care continuation coverage under COBRA throughout the Severance Period; provided that if the Company’s contributions or payments under this Section 5(d)(iii) would violate the nondiscrimination rules, and result in the imposition of penalties, under the Patient Protection and Affordable Care Act of 2010 (the “PPACA”) and related regulations and guidance promulgated thereunder, the parties agree to reform this provision in such manner as is necessary to comply with the PPACA and avoid any such penalties while keeping the Executive in the same economic position;

(iv) During the Severance Period, the Company shall continue paying the premiums or will reimburse the Executive for premiums paid for life and disability insurance and other benefit programs that were in effect at the time of termination and shall continue to pay the Executive his car lease/allowance payment, in each case, in no event later than the date set forth in Section 4(i);

(v) With respect to any outstanding stock options granted to the Executive in his capacity as an employee and in which the Executive has vested as of the effective date of his termination, all such stock options will remain exercisable for a period beginning on the effective date of the Executive’s termination and ending on the sooner of twelve (12) months from the effective date of the Executive’s termination, the latest date upon which the stock option would have expired by its original terms if the Executive had remained employed indefinitely or the 10th anniversary of the original date of grant of the stock option;

(vi) The Executive shall receive any unpaid portion of the signing bonus described in Section 4(c), paid in a lump sum; and

(vii) The Accrued and Other Obligations.

The benefits and compensation described in Sections 5(d)(i) through (vii) that the Executive shall receive is referred to jointly herein as the Severance Compensation.

The Executive shall not be entitled to any Severance Compensation unless (i) the Executive complies with all surviving provisions of any non-competition agreement, non-solicitation agreement, confidentiality agreement or invention assignment agreement signed by the Executive, and (ii) the Executive executes and delivers to the Company a release in form and substance acceptable to the Company, and such release becomes irrevocable by the 60th day following the effective date of the Executive’s Separation from Service, by which the Executive releases the Company from any obligations and liabilities of any type whatsoever, including those arising out of his employment, the termination of employment, or under this Agreement, except for the Company’s obligations with respect to the Severance Compensation, which release shall not affect the Executive’s right to indemnification, if any, for actions taken within the scope of his employment including reimbursement for all costs and attorneys’ fees relating to litigation, judgments or awards, related to the Executive’s performance of the duties and responsibilities of his position. Subject to Section 5(j) below, the Severance Compensation will be paid or provided (or will begin to be paid or provided) as soon as administratively practicable after the release becomes irrevocable, provided that if the 60 day period described above begins in one taxable year and ends in a second taxable year such payments or benefits shall not commence until the second taxable year. The parties hereto acknowledge that the Severance Compensation to be provided under this Section 5(d) is to be provided in consideration for the above-specified release.

The Severance Compensation described in this Section 5(d) or any applicable Section below is intended to supersede any other severance payment provided by any Company policy, plan or practice. Therefore, to the extent that the Executive receives Severance Compensation consistent with the terms of Section 5, the Executive shall be disqualified from receiving any severance payment under any other Company severance policy, plan or practice.

(e) Termination for Executive’s Permanent Disability. To the extent permissible under applicable law, in the event the Executive becomes permanently disabled during the Term, the Company may terminate this Agreement by giving thirty (30) days notice to the Executive of its intent to terminate, and unless the Executive resumes performance of the duties set forth in Section 3 within five (5) days of the date of the notice and continues performance for the remainder of the notice period, this Agreement shall terminate at the end of the thirty (30) day period. A termination due to the Executive’s Permanent Disability during the Term shall be treated for all severance purposes as a Termination “Without Cause,” and the Executive shall be entitled to receive all of the payments identified in Section 5(d) of this Agreement, provided that he complies with the terms and conditions set forth in Section 5(d). “Permanently disabled” or “Disabled” for the purposes of this Agreement means the Executive’s inability to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than 12 months.

(f) Termination Due To Executive’s Death. In the event that the Executive dies during the Term, this Agreement shall terminate as of the date of the Executive’s death. A termination due to the Executive’s death during the Term shall be treated for all severance purposes as a Termination “Without Cause,” and the Executive’s estate shall be entitled to receive all of the Severance Compensation identified in Section 5(d), provided that it complies with any applicable terms and conditions set forth in Section 5(d). The Executive’s estate shall also be entitled to receive any Accrued and Other Obligations.

(g) Termination by Executive for “Good Reason”. Subject to the provisions outlined below, at any time after the date the Executive commences employment under this Agreement, upon thirty (30) days’ written notice to the Company of his intent to terminate the Agreement, the Executive shall have the right to terminate his employment under this Agreement for “Good Reason” (as defined below). For purposes of this Agreement, “Good Reason” is defined as any one of the following:

(i) any failure by Company to pay the compensation and benefits provided for in this Agreement or any other material breach by Company of any provision of this Agreement, after written notice by the Executive to cure such failure or breach, and failure by Company to cure, within a period of fifteen (15) days following such written notice; or

(ii) any material adverse change in the Executive’s position (including status, offices, titles and reporting requirements), authority, duties or responsibilities, or any other action by the Company made without the Executive’s permission (other than a change due to the Executive’s Permanent Disability or due to a need for accommodation), after written notice by the Executive to cure such material adverse change and failure by the Company to cure, within a period of fifteen (15) days following such written notice, which results in:

(1)	a diminution in any material respect in the Executive’s position, authority, duties, responsibilities or compensation, which diminution continues in time over at least thirty (30) days, such that it constitutes an effective demotion; or

(2)	relocation of the Executive’s regular work address to a location more than thirty (30) miles from its location at the commencement of the Employment Period without the Executive’s written consent; or

(iii) failure on the part of the Company to include the Executive under any applicable directors’ and officers’ insurance policy provided by the Company after written notice by the Executive to secure such insurance coverage, and failure by the Company to cure, within a period of fifteen (15) days following such written notice.

If the Executive terminates his employment for Good Reason during the Term in connection with a Change in Control (as defined in Section 5(h) of this Agreement), then the Executive shall, subject to the conditions set forth herein, receive the compensation and benefits set forth in Section 5(h) applicable to termination of the Executive’s employment in relation to a Change in Control. If the Executive terminates his employment for Good Reason during the Term other than in connection with a Change in Control, then the Executive shall, subject to the conditions set forth in Section 5(d), receive the compensation and benefits set forth in Section 5(d) applicable to termination of the Executive’s employment by the Company without Cause.

(h) Termination Without Cause or by Executive for Good Reason in Connection with a “Change of Control.” In the event that, within eighteen (18) months of a “Change of Control,” as defined below, the Executive’s employment with the Company is either (a) terminated by the Company without Cause, or (b) terminated by the Executive for Good Reason, then, in lieu of the severance benefits provided for in Section 5(d) of this Agreement, the Executive shall be entitled to certain enhanced severance benefits, contingent upon his compliance with the terms and conditions serving as prerequisites to his eligibility for Severance Compensation set forth in Section 5(d). Under such circumstances, the Executive shall be entitled to the following:

(i) Instead of twelve months of salary continuation, the Executive shall be entitled to receive an additional six months of his base salary, so that the Executive shall be entitled to receive a total of eighteen (18) months of salary continuation, which shall be payable over the eighteen month period subsequent to the effective date of the Separation From Service (the “Enhanced Severance Period”); and

(ii) The Executive shall receive an Annual Bonus payment, which shall be calculated by averaging the amount of the Annual Bonuses received by the Executive for the prior two years (or, the amount of his target Annual Bonus if termination occurs prior to the Executive’s receipt of two Annual Bonuses), and multiplying this average (or amount) by 1.5, and this bonus amount shall be payable in equal monthly installments over the Enhanced Severance Period; and

(iii) Any outstanding 2012 Award and Equity Award will become fully vested as of the day immediately prior to the termination of the Executive’s employment with the Company, and all stock options granted to the Executive in his capacity as an employee will thereafter become immediately exercisable for a period beginning on the effective date of the Executive’s termination and ending on the sooner of twelve (12) months from the effective date of the Executive’s termination, the latest date upon which the award would have expired by its original terms if the Executive had remained employed indefinitely or the 10th anniversary of the original date of grant of the award; and

(iv) The Executive shall be eligible to receive the Severance Compensation set forth in Section 5(d)(iii), (iv), (vi) and (vii) above.

For purposes of this Section, “Change of Control” shall mean, and be deemed to have occurred upon: (i) a sale or transfer of substantially all of the assets of either DFC Global Corp. or Dollar Financial Group, Inc. in any transaction or series of related transactions (other than sales in the ordinary course of business); (ii) any merger, consolidation or reorganization to which either DFC Global Corp. or Dollar Financial Group, Inc. is a party, except for an internal reorganization or a merger, consolidation or reorganization in which the Company is the surviving corporation and, after giving effect to such merger, consolidation or reorganization, the holders of the Company’s outstanding Common Stock (on a fully-diluted basis) immediately prior to the merger, consolidation or reorganization will own, immediately following the merger, consolidation or reorganization, capital stock holding a majority of the voting power of the Company; (iii) any sale or series of sales of shares of the capital stock of DFC Global Corp. by the holders thereof which results in any person or group of affiliated persons owning capital stock holding twenty five percent (25%) or more of the voting power of Dollar Financial Group, Inc. at the time of such sale or series of sales; (iv) a circumstance where any individual, firm, corporation, limited liability company, partnership, sole proprietorship, trust or other legally cognizable entity (“Person”) other than an “Exempted Person” (as defined below) who or which, alone or together with any affiliates or associates of that person, becomes the Beneficial Owner (as defined in Rule 13d-3 of the Securities Exchange Act of 1934, as amended from time to time) of twenty-five percent (25%) or more of the voting securities of DFC Global Corp. (including all securities or other interests in DFC Global Corp. having by their terms ordinary voting power to elect members of the Board of Directors of DFC Global Corp. collectively “Voting Securities”) except as a result of (y) any acquisition of the DFC Global Corp.’s Voting Securities by the Company, or (z) any acquisition of Dollar Financial Corp’s Voting Securities directly from the Company, as authorized by the Board; (v) any liquidation, dissolution or winding up of either DFC Global Corp. or Dollar Financial Group, Inc.; (vi) any circumstance by which the persons who constitute DFC Global Corp.’s Board of Directors as of the date hereof cease for any reason to constitute a majority of the directors of DFC Global Corp., unless the election or nomination for election of each director who is not a director on the date hereof was approved by a vote of no less than a two-thirds (2/3) of the directors then still in office who are directors on the date hereof or are new directors approved by such vote; or (vii) DFC Global Corp. ceases to be a company whose common stock is publicly traded on a major United States stock exchange such as the NYSE or NASDAQ.

For purposes of this Agreement, an “Exempted Person” shall be defined as: (i) the Executive or any group (as contemplated by Section 13(d)(3) of the Securities Exchange Act of 1934) of which the Executive is a member; (ii) any Person that controls (as defined in Rule 12b-2 of the Securities Exchange Act of 1934) the Company as of the date of this Agreement or any group of which any such Person is a member; (iii) any corporation or other entity owned directly or indirectly by the shareholders of the Company in substantially the same proportions as their ownership of the Company’s Voting Securities; or (iv) any employee benefit plan or related trust that is maintained or sponsored by the Company or any of its subsidiaries, or any trustee or other fiduciary of the Company or any Subsidiary.

(i) Section 280G of the Code.

(i) General. All amounts payable to the Executive by the Company whether under this Agreement or any other agreement, program or arrangement with the Company (each, a “Payment”) will be made without regard to whether the deductibility of such payments (considered together with any other entitlements or payments otherwise paid or due to the Executive) would be limited or precluded by Section 280G of the Internal Revenue Code of 1986, as amended (the “Code”) and without regard to whether such payments would subject the Executive to the excise tax levied under Section 4999 of the Code; provided, however, that if the Total After-Tax Payments (as defined below) paid to or on for the benefit of the Executive would be increased by the limitation or elimination of one or more of such Payments, then the Board will reduce or, or if necessary, eliminate any or all Payments to the extent necessary to maximize the Total After-Tax Payments.

(ii) Measurements and Adjustments. The determination of the amount of the payments and benefits paid and payable to the Executive and whether and to what extent reduction or the elimination of any amounts payable are required to be made will be made at the Company’s expense by a qualified independent professional selected by the Company, which professional shall provide the Executive and the Company with detailed supporting calculations with respect to its determination within thirty (30) business days of the receipt of notice from the Executive or the Company that the Executive has received or will receive a payment that is potentially subject to Section 280G of the Code. Any determination by the professional shall be binding upon the Company and the Executive.

(iii) Underpayment or Overpayment. In the event of any underpayment or overpayment to the Executive, the amount of such underpayment or overpayment will be, as promptly as practicable, paid by the Company to the Executive or refunded by the Executive to the Company, as the case may be.

(iv) Definitions. For purposes of this Agreement, the term “Total After-Tax Payments” means the total of all “parachute payments” (as that term is defined in Section 280G(b)(2) of the Code) made to or for the benefit of the Executive (whether made hereunder or otherwise), after reduction for all applicable federal taxes (including, without limitation, the tax described in Section 4999 of the Code).

(j) Section 409A of the Code. Notwithstanding anything to the contrary in this Agreement or elsewhere, if Executive is a “specified employee” as determined pursuant to Section 409A of the Code as of the date of the Executive’s Separation From Service and if any payment or benefit provided for in this Agreement or otherwise both (x) constitutes a “deferral of compensation” within the meaning of Section 409A and (y) cannot be paid or provided in the manner otherwise provided without subjecting the Executive to “additional tax”, interest or penalties under Section 409A, then any such payment or benefit that is payable during the first six months following Executive’s Separation From Service shall be paid or provided to the Executive in a cash lump-sum on the first business day of the seventh calendar month following the month in which the Executive’s Separation From Service occurs. In addition, any payment or benefit due upon a termination of Executive’s employment that represents a “deferral of compensation” within the meaning of Section 409A shall only be paid or provided to the Executive upon a Separation From Service (as defined in Section 5(a) above). Notwithstanding anything to the contrary in this Section 5 or elsewhere, any payment or benefit under this Section 5, or otherwise, that is exempt from Section 409A pursuant to Final Treasury Regulation 1.409A-1(b)(9)(v)(A) or (C) shall be paid or provided to the Executive only to the extent that the expenses are not incurred, or the benefits are not provided, beyond the last day of the second taxable year of the Executive following the taxable year of the Executive in which the Separation From Service occurs; and provided further that such expenses are reimbursed no later than the last day of the third taxable year following the taxable year of the Executive in which the Separation From Service occurs. Finally, for the purposes of this Agreement, amounts payable under Section 5 shall be deemed not to be a “deferral of compensation” subject to Section 409A to the extent provided in the exceptions in Treasury Regulation Sections 1.409A-1(b)(4) (“short-term deferrals”) and (b)(9) (“separation pay plans,” including the exception under subparagraph (iii)) and other applicable provisions of Treasury Regulation Section 1.409A-1 through A-6.

(k) Continuing Obligations. The Executive acknowledges and agrees that the non-competition and non-solicitation restrictions set forth in Sections 7 and 8 of this Agreement will remain in full force and effect for a period of twenty four (24) months following the expiration of this Agreement or the termination of his employment for any reason. Furthermore, the obligations imposed on the Executive with respect to confidentiality, non-disclosure and assignment of rights to inventions or developments in this Agreement or any other agreement executed by the parties shall continue, notwithstanding the expiration or termination of the employment relationship between the parties.

6. Company Property. All correspondence, records, documents, software, promotional materials, and other Company property, including all copies, which come into the Executive’s possession by, through or in the course of his employment, regardless of the source and whether created by the Executive, are the sole and exclusive property of the Company, and immediately upon the termination of the Executive’s employment, or at any time the Company shall request, the Executive shall return to the Company all such property of the Company, without retaining any copies, summaries or excerpts of any kind or in any format whatsoever. The Executive further agrees that should he discover any Company property or Confidential

Company Information in his possession after the return of such property has been requested, the Executive agrees to return it promptly to Company without retaining copies, summaries or excerpts of any kind or in any format whatsoever.

7. Non-Competition. In consideration of the compensation and other benefits to be paid to the Executive pursuant to this Agreement, the Executive agrees that he will not, without prior written consent of the board of directors of Company, for a period of twenty four (24) months after his termination of employment for any reason:

(a) directly or indirectly engage in the United States, Canada or any other country in which Company now or hereafter during the Executive’s period of employment, conducts business, in any activity which, or any activity for any enterprise or entity a material part of the business of which, is competitive with the business conducted by Company at the time of termination or any business that Company proposed to be conducted during the Executive’s employment with the Company, either as an officer, director, employee, independent contractor or as a 2% or greater owner, partner, or stockholder in a publicly traded entity;

(b) directly or indirectly cause or request a curtailment or cancellation of any significant business relationship that Company has with a current or prospective vendor, business partner, supplier or other service or goods provider that would have a material adverse impact on the business of Company or;

(c) directly or indirectly induce or attempt to influence any employee of Company to terminate his or her employment with Company.

8. Non-Solicitation.

(a) During the Executive’s employment with the Company and for twenty four (24) months after termination of his employment for any reason, the Executive will not, directly or indirectly, on his/her own behalf or on behalf of any third party, (i) target, recruit, solicit or induce, or attempt to induce, any employees of the Company to terminate their employment with, or otherwise cease their relationship with, the Company; or (ii) solicit, divert, reduce, take away, or attempt to divert, reduce or take away, the business or patronage (with respect to products or services of the kind or type developed, produced, marketed, furnished or sold by the Company with which the Executive was substantively involved during the course of his employment with the Company) of any of the Company’s (A) clients, customers, franchisees, or accounts, or (B) prospective clients, customers, franchisees or accounts, that were contacted or solicited by the Executive within six (6) months prior to the date his employment with the Company terminated.

(b) The Executive acknowledges and understands that, in the event of a breach or threatened breach of this provision by the Executive, the Company may suffer irreparable harm and will therefore be entitled to injunctive relief to enforce this provision, which shall be in addition to any other remedies available to it, as well as an award of attorneys’ fees and costs to cover the expenses it incurs in seeking to enforce this provision.

9. Protection of Confidential Information. The Executive agrees that all information, whether or not in writing, relating to the business, technical or financial affairs of the Company and that is generally understood in the industry as being confidential and/or proprietary, is the exclusive property of the Company. The Executive agrees to hold in a fiduciary capacity for the sole benefit of the Company all secret, confidential or proprietary information, knowledge, data, or trade secret (“Confidential Information”) relating to the Company or any of its affiliates or their respective clients, which Confidential Information shall have been obtained during his employment with the Company. The Executive agrees that he will not at any time, either during the Term or after its termination, disclose to anyone any Confidential Information, or utilize such Confidential Information for his own benefit, or for the benefit of third parties without written approval by an officer of the Company. The Executive further agrees that all intellectual property, business processes, proprietary forms, business plans, customer lists, memoranda, notes, records, data, schematics, sketches, computer programs, prototypes, proprietary franchise circulars or similar materials, or written, photographic, magnetic or other documents or tangible objects compiled by the Executive or made available to the Executive during his employment concerning the business of the Company and/or its clients, including any copies of such materials, shall be the property of the Company and shall be delivered to the Company on the termination of his employment, or at any other time upon request of the Company.

(a) Court-Ordered Disclosure. In the event that, at any time during his employment with the Company or at any time thereafter, the Executive receives a request to disclose all or any part of the trade secrets and other proprietary and confidential information under the terms of a subpoena or order issued by a court or by a governmental body, the Executive agrees to notify the Company immediately of the existence, terms, and circumstances surrounding such request, to consult with the Company on the advisability of taking legally available steps to resist or narrow such request; and, if disclosure of such trade secrets and other proprietary and confidential information is required to prevent the Executive from being held in contempt or subject to other penalty, to furnish only such portion of the trade secrets and other proprietary and confidential information as, in the written opinion of counsel satisfactory to the Company, the Executive is legally compelled to disclose, and to exercise the Executive’s best efforts to obtain an order or other reliable assurance that confidential treatment will be accorded to the disclosed trade secrets and other proprietary and confidential information.

10. Intellectual Property.

(a) Disclosure of Inventions. The Executive will promptly disclose in confidence to the Company all inventions, improvements, processes, products, designs, original works of authorship, formulas, processes, compositions of matter, computer software programs, Internet products and services, e-commerce products and services, e-entertainment products and services, databases, mask works, trade secrets, product improvements, product ideas, new products, discoveries, methods, software, uniform resource locators or proposed uniform resource locators (“URLs”), domain names or proposed domain names, any trade names, trademarks or slogans, which may or may not be subject to or able to be patented, copyrighted, registered, or otherwise protected by law (the “Inventions”) that the Executive makes, conceives or first reduces to practice or create, either alone or jointly with others, during the period of his employment, whether or not in the course of his employment, and whether or not such Inventions are patentable, copyrightable or able to be protected as trade secrets, or otherwise able to be registered or protected by law.

(b) Work for Hire; Assignment of Inventions. The Executive acknowledges and agrees that any copyrightable works prepared by him within the scope of his employment are “works for hire” under the Copyright Act and that the Company will be considered the author and owner of such copyrightable works. The Executive agrees that all Inventions that (i) are developed using equipment, supplies, facilities or trade secrets of the Company, (ii) result from work performed by him for the Company, or (iii) relate to the Company’s business or current or anticipated research and development, will be the sole and exclusive property of the Company and are hereby irrevocably assigned by the Executive to the Company from the moment of their creation and fixation in tangible media.

(c) Assignment of Other Rights. In addition to the foregoing assignment of Inventions to the Company, the Executive hereby irrevocably transfers and assigns to the Company: (i) all worldwide patents, patent applications, copyrights, mask works, trade secrets and other intellectual property rights in any Invention; and (ii) any and all “Moral Rights” (as defined below) that the Executive may have in or with respect to any Invention. The Executive also hereby forever waives and agrees never to assert any and all Moral Rights the Executive may have in or with respect to any Invention, even after termination of his work on behalf of the Company. “Moral Rights” mean any rights to claim authorship of an Invention, to object to or prevent the modification of any Invention, or to withdraw from circulation or control the publication or distribution of any Invention, and any similar right, existing under judicial or statutory law of any country in the world, or under any treaty, regardless of whether or not such right is denominated or generally referred to as a “moral right.”

(d) Assistance. The Executive agrees to assist the Company in every proper way to obtain for the Company and enforce patents, copyrights, mask work rights, trade secret rights and other legal protections for the Company’s Inventions in any and all countries. The Executive will execute any documents that the Company may reasonably request for use in obtaining or enforcing such patents, copyrights, mask work rights, trade secrets and other legal protections. His obligations under this section will continue beyond the termination of his employment with the Company, provided that the Company will compensate him at a reasonable rate after such termination for time or expenses actually spent by him at the Company’s request on such assistance; provided such expenses shall be paid to the Executive promptly but in no event later than the end of the calendar year following the calendar year in which they are incurred. The Executive appoints the Secretary of the Company as his attorney-in-fact to execute documents on his behalf for this purpose.

11. Injunctive Relief. The Executive understands that, in the event of a breach or threatened breach of this Agreement by the Executive, the Company may suffer irreparable harm and will therefore be entitled to injunctive relief, without prior notice to the Executive and without the posting of a bond or other guarantee, to enforce this Agreement. This provision is not a waiver of any other rights which the Company may have under this Agreement, including the right to recover attorneys’ fees and costs to cover the expenses it incurs in seeking to enforce this agreement, as well as to any other remedies available to it, including money damages.

12. Publicity. Neither party shall issue, without consent of the other party, any press release or make any public announcement with respect to this Agreement or the employment relationship between them. Following the date of this Agreement and regardless of any dispute that may arise in the future, the Executive and the Company jointly and mutually agree that they will not disparage, criticize or make statements which are negative, detrimental or injurious to the other to any individual, company or client, including within the Company.

13. Binding Agreement. This Agreement shall be binding upon and inure to the benefit of the parties hereto, their heirs, personal representatives, successors and assigns. In the event the Company is acquired, is a non-surviving party in a merger, or transfers substantially all of its assets, this Agreement shall not be terminated and the transferee or surviving company shall be bound by the provisions of this Agreement. The parties understand that the obligations of the Executive are personal and may not be assigned by him.

14. Entire Agreement. This Agreement contains the entire understanding of the Executive and the Company with respect to employment of the Executive and supersedes any and all prior understandings, written or oral, by and between the Company and the Executive. This Agreement may not be amended, waived, discharged or terminated orally, but only by an instrument in writing, specifically identified as an amendment to this Agreement, and signed by all parties. By entering into this Agreement, the Executive certifies and acknowledges that he has carefully read all of the provisions of this Agreement and that he voluntarily and knowingly enters into said Agreement.

15. Severability. Any provision of this Agreement which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be deemed severable from the remainder of this Agreement, and the remaining provisions contained in this Agreement shall be construed to preserve to the maximum permissible extent the intent and purposes of this Agreement.

16. Governing Law and Submission to Jurisdiction. This Agreement shall be governed by, and construed and enforced in accordance with, the laws of the Commonwealth of Pennsylvania, without giving effect to the principles of conflicts of law thereof.

17. Notices. Any notice provided for in this Agreement shall be provided in writing. Notices shall be effective from the date of service, if served personally on the party to whom notice is to be given, or on the second day after mailing, if mailed by first class mail, postage prepaid. Notices shall be properly addressed to the parties at their respective addresses identified below or to such other address as either party may later specify by notice to the other.

18. Venue. All legal actions arising under this Agreement shall be instituted in, and both the Executive and the Company consent to jurisdiction within, the Commonwealth of Pennsylvania, without giving effect to the principles of conflicts of law thereof. The parties agree that any legal proceeding, commenced by one party against the other, shall be brought in any state or Federal court having proper jurisdiction, within the Commonwealth of Pennsylvania. Both parties submit to such jurisdiction, and waive any objection to venue and/or claim of inconvenient forum.

19. Indemnification. In his capacity as a director, manager, officer, or employee of the Company or serving or having served any other entity as a director, manager, officer, or executive at the Company’s request, the Executive shall be indemnified and held harmless by the Company to the fullest extent allowed by law, the Company’s charter and by-laws, from and against any and all losses, claims, damages, liabilities, expenses (including legal fees and expenses), judgments, fines, settlements and other amounts arising from any and all claims, demands, actions, suits or proceedings, civil, criminal, administrative or investigative, in which the Executive may be involved, or threatened to be involved, as a party or otherwise by reason of the Executive’s status, which relate to or arise out of the Company, their assets, business or affairs, if in each of the foregoing cases, (i) the Executive acted in good faith and in a manner the Executive believed to be in, or not opposed to, the best interests of the Company, and, with respect to any criminal proceeding, had no reasonable cause to believe the Executive’s conduct was unlawful, and (ii) the Executive’s conduct did not constitute gross negligence or willful or wanton misconduct (and the Company shall also advance expenses as incurred to the fullest extent permitted under applicable law, provided the Executive provides an undertaking to repay advances if it is ultimately determined that the Executive is not entitled to indemnification). The Company shall advance all expenses incurred by the Executive in connection with the investigation, defense, settlement or appeal of any civil or criminal action or proceeding referenced in this Section, including but not necessarily limited to legal counsel, expert witnesses or other litigation-related expenses. The Executive shall be entitled to coverage under the Company’s directors and officers liability insurance policy in effect at any time in the future to no lesser extent than any other officers or directors of the Company. After the Executive is no longer employed by the Company, the Company shall keep in effect the provisions of this Section, which provision shall not be amended except as required by applicable law or except to make changes permitted by law that would enlarge the right of indemnification of the Executive. Notwithstanding anything herein to the contrary, the provisions of this Section shall survive the termination of this Agreement and the termination of the Period of Employment for any reason.

20. Attorneys’ Fees and Expenses. In the event of any litigation between the Executive and the Company concerning this Agreement, the prevailing party shall be entitled to recover its costs and expenses, including reasonable attorney’s fees.

21. No Mitigation. If an event triggering the Executive’s entitlement to Severance Compensation occurs, the Executive need not seek other employment or attempt in any way to reduce the amount of any payments or benefits to the Executive by the Company under this Agreement. The amount of the Severance Compensation shall not be reduced by any compensation earned by the Executive as the result of any other employment, consulting relationship or other business activity or engagement post-termination.

22. No Set-off. Except as reflected in Section 24(d) of this Agreement, the Company’s obligations under this Agreement are absolute and unconditional, and not subject to any set-off, counterclaim, recoupment, defense or other right that the Company may have against the Executive.

23. Company Successors. In addition to any obligations imposed by law upon any successor to the Company, the Company shall require any successor to all or substantially all of the Company’s business or assets (whether direct or indirect, and whether by purchase, reorganization, merger, share exchange, consolidation, or otherwise) to expressly assume and agree to perform the Company’s obligations under this Agreement to the same extent, and in the same manner, as the Company would be required to perform if no such succession had occurred. This Agreement shall be binding upon, and inure to the benefit of, any successor to the Company.

24. Miscellaneous.

(a) No delay or omission by the Company in exercising any right under this Agreement shall operate as a waiver of that or any other right. A waiver or consent given by the Company on any one occasion shall be effective only in that instance and shall not be construed as a bar or waiver of any right on any other occasion.

(b) The captions of the sections of this Agreement are for convenience of reference only and in no way define, limit or affect the scope or substance of any section of this Agreement.

(c) The language in all parts of this Agreement will be construed, in all cases, according to its fair meaning, and not for or against either party hereto. The parties acknowledge that each party and its counsel have reviewed and revised this Agreement and that the normal rule of construction to the effect that any ambiguities are to be resolved against the drafting party will not be employed in the interpretation of this Agreement.

(d) The obligations of Company under this Agreement, including its obligation to pay the compensation provided for in this Agreement, are contingent upon the Executive’s performance of the Executive’s obligations under this Agreement.

(e) This Agreement may be executed, including execution by facsimile signature, in one or more counterparts, each of which will be deemed an original, and all of which together shall be deemed to be one and the same instrument

[Signature page follows]

IN WITNESS WHEREOF AND INTENDING TO BE LEGALLY BOUND, each of the parties hereto has caused this Agreement to be duly executed and delivered under seal, by its authorized officers or individually, on the 14th day of November, 2011.

DOLLAR FINANCIAL GROUP, INC.

/s/ Jeffrey A. Weiss
Jeffrey A. Weiss, Chairman & CEO

DFC GLOBAL CORP.

/s/ Jeffrey A. Weiss
Jeffrey A. Weiss, Chairman & CEO

/s/ Kenneth Schwenke
Kenneth Schwenke

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